UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               -------------------


                                    FORM 8-K

              CURRENT REPORT Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest reported event): June 25, 2008

                             EMPIRE GLOBAL CORP.
            (Exact name of registrant as specified in its charter)

   DELAWARE                       0 - 50045                     33-0823179
(State or other           (Commission File Number)            (I.R.S. Employer
jurisdiction of                                         Identification Number)
incorporation or
organization)


     648 Finch Avenue East, Suite 2, Toronto, Ontario M2K 2E6, Canada
                  (Address of principal executive offices)

                              (416) 666-2021
                      (Registrant's telephone number)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 8.01 OTHER EVENTS.

On June 25, 2008 the Securities and Exchange Commission issued a notice to Michael Ciavarella, our former officer and director. The notice advised that the investigation has been completed as to Mr. Ciavarella, against whom they do not intend to recommend enforcement by the commission.

The information was provided under the guidelines of the Securities Act Release number 5310 and draws reference to the final paragraph of the release which states, that the Commission is instructing its staff that in cases where such action appears appropriate, it may advise a person under inquiry that its formal investigation has been terminated. Such action on the part of the staff will be purely discretionary on its part for the reasons mentioned above (in the release). Even if such advise is given, however, it must in no way be construed as indicating that the party has been exonerated or that no action may ultimately result from the staff's investigation of that particular matter. All that such a communication means is that staff has completed its investigation and that at that time no enforcement action has been recommended to the Commission. The attempted use of such communication as a purported defense in any action that might subsequently be brought against the party, either civilly or criminally, would be clearly inappropriate and improper since such communication, at the most, can mean that, as of its date, the staff of the Commission does not regard enforcement action as called for based upon information it then has. Moreover, this conclusion may be based upon various reasons, some of which, such as workload considerations, are clearly irrelevant to the merits of any subsequent action.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED:  July 11, 2008.                 EMPIRE GLOBAL CORP.


                                     Per: /s/ VIC DOMINELLI
                                         ------------------------------
                                          VIC DOMINELLI
                                          Chairman